EXHIBIT 99.1

                                PRESS RELEASE

Contact:  Laura Lionetti Barton
          Odyssey Marine Exploration
          (813) 876-1776 ext 2562
          LLB@shipwreck.net


             ODYSSEY ANNOUNCES PRELIMINARY THIRD QUARTER EARNINGS

TAMPA, FL  - January 07, 2005   Odyssey Marine Exploration, Inc (AMEX:OMR), a
leader in the field of deep ocean shipwreck exploration has estimated revenue and earnings per share for the company's third quarter, which ended November 30th, 2004. Based on preliminary financial results, Odyssey expects total consolidated revenue to be approximately $ 6.3 million and after tax earnings to be approximately $ 2.4 million or $.06 per share for the third quarter. This would result in estimated year to date total revenue of approximately $
15.9 million and after tax earnings of $ 5.3 million or $.13 per share. Actual third quarter results will be announced in the upcoming 10QSB, scheduled to be released in mid-January.

Odyssey Marine Exploration is an American Stock Exchange Company (Ticker symbol: OMR) with several shipwreck projects in various stages of development throughout the world, including the SS Republic and HMS Sussex projects. Additional information about Odyssey, its projects and equipment is available at www.shipwreck.net.

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The Company believes the information set forth in this Press Release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in "Risk Factors," and "Business" in the Company's annual report on Form 10KSB for the year ended February 29, 2004, which has been filed with the Securities and Exchange Commission.